UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report:  January 14, 2010
(Date of earliest event reported)

INTEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-06217	94-1672743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Mission College Blvd., Santa Clara, California	95054-1549
(Address of principal executive offices)	(Zip Code)

(408) 765-8080
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Attached hereto as Exhibit 99.1 and incorporated by reference herein is financial information for Intel Corporation for the quarter ended December 26, 2009 and forward-looking statements relating to 2010 and the first quarter of 2010 as presented in a press release of January 14, 2010. The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that exclude the charge incurred in the fourth quarter of 2009 as a result of a settlement agreement with Advanced Micro Devices, Inc. (AMD) in the amount of $1.25 billion, a charge incurred in the second quarter of 2009 as a result of the European Commission (EC) fine in the amount of €1.06 billion, or about $1.45 billion, and a charge incurred in the fourth quarter of 2008 as a result of the impairment of our investments in Clearwire Corp. in the amount of $938 million. These non-GAAP measures also exclude the associated impacts of the AMD settlement and the Clearwire impairments on our tax provision. The EC fine did not impact the income tax provision because it was not tax deductible.

The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.

Management uses operating income, net income, and earnings per share excluding the EC fine, the AMD settlement, the impairment of our investments in Clearwire and if applicable, related tax impacts of these charges, to conduct and evaluate results of the business. We believe that analyzing the trends of the underlying business is aided by the removal of these charges due to the significant impact they have on comparability. Specifically management excludes these charges for purposes of period to period comparisons in our budget, planning and evaluation processes.

The economic substance behind management's decision to use such non-GAAP measures is that the charges substantially decrease operating income, net income, and earnings per share for the comparative periods presented and obfuscate comparative information regarding typical operating expenses. The EC fine, AMD settlement and impairment of our investments in Clearwire were unbudgeted expenses. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show the reader, how our performance compares to other periods. The table below shows the significant effect these charges have on comparability;
	Operating Income

(in millions)	Q4 2009	Q4 2008	2009	2008
GAAP	$2,497	$1,539	$5,711	$8,954
Non-GAAP	$3,747	$1,539	$8,408	$8,954
	Net Income

(in millions)	Q4 2009	Q4 2008	2009	2008
GAAP	$2,282	$234	$4,369	$5,292
Non-GAAP	$3,094	$844	$6,628	$5,902
	Earnings Per Share

	Q4 2009	Q4 2008	2009	2008
GAAP	$0.40	$0.04	$0.77	$0.92
Non-GAAP	$0.55	$0.15	$1.17	$1.03

A material limitation associated with the use of these measures as compared to the related GAAP measures is that operating income, net income and earnings per share excluding the EC fine, the AMD settlement, and the impairment of our investments in Clearwire, and tax impacts of these charges, do not include all of the costs which are required to be recognized by GAAP, and thus if viewed in isolation may provide less overall understanding of how the EC fine, AMD settlement, and the impairment of our investments in Clearwire affect the company’s financial results. In addition, these non-GAAP measures do not exclude other income and expenses which may not be part of our ongoing expectations of the business. Management compensates for these limitations by continuing to provide operating income, net income and earnings per share on a GAAP basis, as prominently as the related non-GAAP measure, to ensure that readers understand the amount of the charges and our GAAP results.

The company discloses this non-GAAP information to enable investors who wish to more easily assess the company’s performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis to our current period results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION
(Registrant)

Date: January 14, 2010	By:	/s/ Stacy J. Smith
Stacy J. Smith
Vice President and Chief Financial Officer

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